Exhibit 99.2

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Issues Fourth Quarter Guidance Clarification

RESTON, VA – October 26, 2004 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, issues the following clarification to its fourth quarter of fiscal year (FY04) financial guidance included in a news release issued on October 25, 2004.

Fourth quarter FY04 net income guidance of $2.7 million to $3.0 million includes a pre-tax charge of approximately $800,000 to $1,200,000 for the write-off of deferred financing fees.  This write-off is due to the early payoff of debt made in connection with the equity sale on October 6, 2004.  This write-off equals approximately $0.04 to $0.06 per share.

Fourth quarter FY04 fully diluted earnings per share guidance of $0.24 to $0.26 assumes a diluted weighted average shares outstanding of approximately 11.6 million shares.  This increased share count reflects the additional 2.52 million shares sold by the Company on October 6, 2004.

Q4 2004
Revenue	$63 – 65 million
Net income	$2.7 – 3.0 million
Diluted earnings per share	$0.24 - 0.26

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions primarily to the Federal government.  The Company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.